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                                OGDEN CORPORATION
                             Two Pennsylvania Plaza
                               New York, NY 10121


                                    EXHIBIT A


                                                            CONTACT: Eric Berman
                                                                     Adam Wiener
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000


                              FOR IMMEDIATE RELEASE


                       OGDEN CLOSES TWO MAJOR TRANSACTIONS


          - MARKS MILESTONE IN TRANSITION TO PURE PLAY ENERGY COMPANY -
           - CLOSES FOOD AND BEVERAGE CONCESSIONS AND VENUE MANAGEMENT
                            AGREEMENT WITH ARAMARK -
         - COMPLETES WATER AND THEME PARK TRANSACTION WITH ALFA ALFA AS
                                JAZZLAND OPENS -


NEW YORK, JUNE 5, 2000 - Ogden Corporation (NYSE: OG) today announced that it has completed two major asset sales: the sale of its Food and Beverage Concessions and Venue Management businesses to ARAMARK on June 2 and the sale of its Jazzland Theme Park in New Orleans to Alfa Alfa Holdings, S.A., of Greece on May 31. The remainder of the assets in the water and theme parks division transaction with Alfa Alfa closed on May 12, 2000.

The sales are part of Ogden's strategy to sell its Entertainment and Aviation businesses in order to create a solid operating platform for its Energy business and serve the long-term interest of the Company's shareholders. Ogden will use proceeds of the non-core asset sales process to pay down debt.

"Today's announcement marks another milestone in our restructuring. By closing these transactions, Ogden has substantially completed the disposition of its Entertainment assets," said Scott G. Mackin, President and Chief Executive Officer of Ogden Corporation. "Disposition of the remaining assets in the Company's Entertainment Group will continue on an 'asset-by-asset' basis. With the successful disposition of our major Entertainment assets, we are


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now concentrating on achieving similar results with our remaining Aviation assets, while also focusing on the sales of our remaining Entertainment assets and the OEES consulting division."

As previously announced, the Company is currently exploring sales possibilities for the consulting division of its Ogden Environmental and Energy Services
(OEES) subsidiary.

On March 30, Ogden announced that it had signed a definitive agreement to sell to ARAMARK its food and beverage concessions and venue management businesses for approximately $235 million, consisting of cash and the assumption of approximately $11 million of associated debt.

The Company announced on March 9 its agreement to sell its theme and water parks-related division to Alfa Alfa for approximately $148 million, consisting of cash and the assumption of approximately $80 million of associated debt. Under the terms of the agreement, Alfa Alfa's acquisition of Jazzland closed separately from the other water and theme park assets, upon the park's opening.

                                      * * *

On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company.

Ogden Energy group is a global developer/owner and operator of independent power projects and provides related infrastructure services.

Additional information about Ogden can be obtained via the Internet at www.ogdencorp.com, or through our automated information system at (888) 643-3612.

Any statements in this communication which may be considered to be "forward looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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